UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of The Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Competitive Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	DateFiled:

COMPETITIVE TECHNOLOGIES, INC.
777 Commerce Drive, Suite 100
Fairfield, Connecticut 06825

On December 21, 2006, Competitive Technologies, Inc. issued a press release announcing the filing of a definitive proxy statement. A copy of the press release is attached.

COMPETITIVE TECHNOLOGIES FILES DEFINITIVE PROXY STATEMENT

- Highlights long-term growth strategy -

Fairfield, CT (December 21, 2006) - Competitive Technologies, Inc. (AMEX: CTT), a full service technology transfer and licensing provider, today announced that it has filed its definitive proxy statement for the 2006 fiscal year.

Additionally, the Company announced that its Board of Directors previously sent a letter to shareholders regarding the strategic plan that management is implementing to position the Company to produce sustainable revenue and earnings improvement over the long-term.

“The next few years should be an exciting time as we believe we will begin to see the tangible results of the investments and efforts now underway,” stated D.J. Freed, President and Chief Executive Officer of Competitive Technologies, Inc. “We have a focused and energetic management team and a talented group of business professionals. We believe that this team has the ability and fortitude to transform the Company into a business that delivers consistent profitability and improved shareholder value.”

Competitive Technologies’ Strategy

The letter states, “Our goal for the Company is to create shareholder value by a continuous increase in our recurring revenue and by expanding our technology pipeline, while at the same time replacing revenue from expiring patents and developing new sources of revenue. We believe that a broad revenue base is the key to our success. Previously, the Company’s business model was built around the hoped for success of a very limited number of technologies. While that approach resulted in periods of success and profitability as we won certain patent lawsuits or were able to commercialize individual technologies for a period of time, it also meant that we were subject to significant volatility and risk.”

“Under the prior strategy, with almost all of the Company’s attention focused on a single technology, the Company was left vulnerable to decreased royalties from expiring patents and a risky reliance upon litigation success that we ultimately may not have won. That approach resulted in a technology pipeline practically devoid of commercially viable technologies at the time our current CEO, Dr. D.J. Freed, was appointed.”

“Over the past 18 months, we have focused our efforts on creating an infrastructure that we believe will provide the foundation to turn your Company around. As we have consistently reported to you over the past year, this will take time and effort, but our pipeline of technologies is starting to fill, and we are encouraged by our progress. In addition, the Board of Directors has authorized the retention of First Analysis Securities Corporation to develop additional options beyond our corporate model to assist in providing new revenue sources and increased shareholder value.”

“Our balance sheet is strong and debt free. Our strategic plan is designed to broaden our revenue base, increase recurring revenues and lower our dependence on a single “home-run” technology. We believe we are taking the appropriate steps to achieve sustainable growth and profitability and, in turn, increase shareholder value.”

Proxy Solicitation Against Competitive Technologies

The letter also addresses a group called the “The Committee to Restore Shareholder Value” (the “Nano Group”), which has filed proxy material with the SEC. That group is affiliated with John B. Nano, a former President and Chief Executive Officer of Competitive Technologies, who was terminated by the Company in June 2005, and who is currently involved in litigation with the Company.

According to the Nano Group’s proxy statement filed with the SEC, if the Nano Group were to prevail, Mr. Nano would get his old job back, and furthermore, would agree to resolve his pending litigation with the Company. Such a resolution, however, would come at a steep price and would include an immediate payout to Mr. Nano in the amount of at least $2.5 million, including alleged back salary, bonus and payment of substantial legal fees. The Board does not believe that paying Mr. Nano $2.5 million in cash is in the best interest of the Company.

More information on the filing and a complete copy of the letter is available at the SEC website, http://www.sec.gov under CTT company filings.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to our ability to obtain rights to market technologies, market acceptance of and competition for our licensed technologies, growth strategies and strategic plans, operating performance and financing of our operations, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 1A under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2006, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.